Exhibit 4.6(b)

FIRST AMENDMENT TO
SENIOR SECURED CONVERTIBLE NOTE

This First Amendment to Senior Secured Convertible Note (this “Amendment”) dated as of November 28, 2023 (the “Effective Date”) is entered into by and between Ensysce Biosciences, Inc., a Delaware corporation (the “Company”), and __________ (the “Purchaser”).

RECITALS

A. The Purchaser and the Company entered into that certain Securities Purchase Agreement dated as of October 23, 2023 (the “Original Agreement”), pursuant to which the Company agreed to sell and issue to each Purchaser, a senior secured convertible note (each, a “Original Note” and collectively, the “Original Notes”), convertible into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), in an aggregate principal amount of up to $1,700,000.

B. Pursuant to the Original Agreement, the Company issued to the Purchaser the Original Note in an original principal amount of $______ on October 25, 2023 but incorrectly dated the Original Note as of October 24, 2023.

C. The Purchaser and the Company desire to correct and amend the Original Note pursuant to and in accordance with the terms set forth herein.

D. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Original Note and Original Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the covenants and agreements herein contained, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Correction. The Original Issue Date set forth on the face of the Original Note is hereby changed from October 24, 2023 to October 25, 2023 and the four references in the Original Note and ANNEX A thereto are hereby changed from April 24, 2024 to April 25, 2024.

2. Amendment. The definition of the Monthly Redemption Date in Section 1 of the Original Note is hereby deleted in its entirety and replaced by the following:

“Monthly Redemption Date” means (i) with respect to the first (1st) Monthly Redemption, January 25, 2024, and (ii) with respect to all Monthly Redemptions subsequent to the first Monthly Redemption, February 25, 2024 and March 25, 2024, and terminating upon the full redemption of this Note.

3. Miscellaneous.

(a) Waivers and Amendments. Any provision of this Amendment may be amended, waived or modified only upon the written consent of the Company and the Purchaser.

(b) Entire Agreement. This Amendment together with the Original Note constitutes the entire agreement of the Company and the Purchaser with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Company and Purchaser with respect to the subject matter hereof. Except as amended by this Amendment, the Original Note shall continue in full force and effect.

(c) Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:

ENSYSCE BIOSCIENCES, INC.

By:
Name:	Lynn Kirkpatrick
Title:	CEO

Signature Page to First Amendment to Original Note

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

PURCHASER:

By:
Name:

Signature Page to First Amendment to Original Note